Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

by and among

INPIXON,

CXAPP HOLDING CORP.,

KINS TECHNOLOGY GROUP INC.

and

KINS MERGER SUB INC.

Dated as of March 14, 2023

TABLE OF CONTENTS

Article I DEFINITIONS AND INTERPRETATION		1
1.1	General	1
1.2	References; Interpretation	5

Article II GENERAL PRINCIPLES		5
2.1	Nature of Liabilities	5
2.2	Transfers of Employees and Independent Contractors Generally	5
2.3	Assumption and Retention of Liabilities Generally	7
2.4	Treatment of Compensation and Benefit Plans; Terms of Employment	9
2.5	Participation in Company Benefit Plans	9
2.6	Service Recognition	9
2.7	Assignment of Restrictive Covenants.	10
2.8	WARN	10
2.10	No Termination; No Change in Control	10

Article III CERTAIN BENEFIT PLAN PROVISIONS		11
3.1	Health and Welfare Benefit Plans	11
3.2	Disability	12
3.3	401(k) Plans	12
3.4	Chargeback of Certain Costs	13

Article IV EQUITY INCENTIVE AWARDS		13
4.1	Company Equity Plans; Company Equity Awards	13
4.2	Parent Equity Plan	13

Article V ADDITIONAL MATTERS		13
5.1	Cash Incentive Programs	13
5.2	Severance	14
5.3	Time-Off Benefits	14
5.4	Workers’ Compensation Liabilities	14
5.5	COBRA	14
5.6	Code Section 409A	14
5.7	Payroll Taxes and Reporting	15
5.8	Regulatory Filings	15
5.9	Certain Requirements	15

Article VI OBLIGATIONS OF PARENT AND MERGER SUB		15
6.1	Obligations of Parent	15

Article VII GENERAL AND ADMINISTRATIVE		15
7.1	Employer Rights	15
7.2	Effect on Employment	15
7.3	Consent of Third Parties	16
7.4	Access to Employees	16
7.5	Beneficiary Designation/Release of Information/Right to Reimbursement	16
7.6	No Third Party Beneficiaries	16
7.7	Employee Benefits Administration	16
7.8	Audit Rights With Respect to Information Provided	17
7.9	Cooperation	17

Article VIII MISCELLANEOUS		17
8.1	Entire Agreement	17
8.2	Counterparts	17
8.3	Survival of Agreements	17
8.4	Notices	18
8.5	Consents	19
8.6	Assignment	19
8.7	Successors and Assigns	19
8.8	Termination and Amendment	19
8.9	Subsidiaries	19
8.10	Title and Headings	19
8.11	Governing Law	20
8.12	Waiver of Jury Trial	20
8.13	Severability	21
8.14	Interpretation	21
8.15	No Duplication; No Double Recovery	21
8.16	No Waiver	21
8.17	No Admission of Liability	21

i

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of March 14, 2023, is entered into by and among Inpixon, a Nevada corporation (the “Company”), CXApp Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“SpinCo”), KINS Technology Group Inc., a Delaware corporation (“Parent”), and KINS Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). “Party” or “Parties” means the Company, SpinCo, Parent or Merger Sub, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, shall have the meaning set forth in the Separation Agreement or the Merger Agreement.

W I T N E S S E T H:

WHEREAS, the Company, acting through its direct and indirect Subsidiaries, currently conducts the Inpixon Retained Business and the Enterprise Apps Business;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate the Enterprise Apps Business from the Inpixon Retained Business, in the manner contemplated by the Separation and Distribution Agreement by and between the Company and SpinCo, Design Reactor, Inc., a California corporation and a wholly owned subsidiary of the Company (“Design Reactor”), and Parent, dated as of September 25, 2022 (the “Separation Agreement”) and the Ancillary Agreements;

WHEREAS, following the Separation and pursuant to the Merger Agreement, Merger Sub shall merge with and into SpinCo and SpinCo will be the surviving corporation and a wholly owned Subsidiary of Parent; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs among them and to address certain other employment-related matters;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(a) “401(k) Plan Transition Date” shall mean (i) December 31 of the calendar year in which the Distribution Time occurs, or (ii) such earlier date as mutually agreed by the Parties.

(b) “Agreement” shall have the meaning set forth in the Preamble.

(c) “Auditing Party” shall have the meaning set forth in Section 7.8(a).

(d) “Benefit Plan” shall mean an “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each compensation plan, program, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other benefit plan, program, agreement, policy or other arrangement, in each case, that is or was maintained for the benefit of current and/or former directors, officers, consultants or employees.

(e) “Census” shall mean a list of all Business Employees (as defined in the Merger Agreement) (including any Business Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized) and all Business Independent Contractors (as defined in the Merger Agreement) as of the date hereof, and sets forth for each such individual the following: (i) name or employee identification number; (ii) title or position (including whether full-time or part-time); (iii) place of work (city, state and country); (iv) hire or retention date; (v) current annual or hourly base compensation rate or contract fee and bonus opportunity; (vi) exempt or nonexempt status, or status as an independent contractor or consultant, as applicable; (vii) union representation (if any); (viii) with respect to Business Employees, active or leave status (and if on leave, type of leave and expected return date); (ix) employing or engaging entity; (x) visa or work authorization (if any); and (xi) with respect to Business Independent Contractors, whether engaged through a third-party entity or staffing agency, and the name of such entity or staffing agency, which shall be attached hereto as Schedule A, and as may be updated in accordance with Section 2.2(a).

(f) “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

(g) “Company” shall have the meaning set forth in the Preamble.

(h) “Company 401(k) Plan” shall mean the Company’s Section 401(k) Savings/Retirement Plan.

(i) “Company Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group that (i) is or has been maintained, sponsored, contributed to or entered into by any member of the Company Group for the benefit of any SpinCo Employee or SpinCo Independent Contractor or for which any member of the SpinCo Group could have any Liability and (ii) that is not a SpinCo Benefit Plan.

(j) “Company Board” shall have the meaning set forth in the Recitals.

(k) “Company Employee” shall mean each employee of the Company or any of its Subsidiaries or Affiliates who does not qualify as a Business Employee.

(l) “Company Equity Plans” shall mean the Company’s 2011 Employee Stock Incentive Plan, and the Company’s 2018 Employee Stock Incentive Plan, as amended from time to time.

(m) “Company Group” shall mean (i) the Company, the Company Retained Business and each Person that is a direct or indirect Subsidiary of the Company as of immediately following the Distribution Time and (ii) each Business Entity that becomes a Subsidiary of the Company after the Distribution Time.

(n) “Company Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by the Company or any of its Subsidiaries or Affiliates who does not qualify as a Business Independent Contractor.

(o) “Company Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by the Company under which no more than one service provider is eligible to receive compensation and/or benefits.

(p) “Company Option” shall mean an option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plans.

(q) “Company Service Provider” shall mean a Company Employee, a Company Independent Contractor or a member of the Company Board.

(r) “Design Reactor” shall have the meaning set forth in the Recitals.

(s) “Distribution Time” shall mean the effective time of the Distribution pursuant to the Separation Agreement.

(t) “Effective Time” shall mean the “Effective Time” as defined in the Merger Agreement.

(u) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(v) “Former Company Service Provider” means (i) any individual (other than a Transferred SpinCo Service Provider) who, as of the Distribution Time, is a former employee or independent contractor of the Company or any of its Subsidiaries, or (ii) any individual who is a Company Employee or Company Independent Contractor as of the Distribution Time or thereafter who ceases to be an employee or independent contractor of the Company or any of its Subsidiaries following the Distribution Time.

(w) “Former SpinCo Service Provider” shall mean any individual who is a Transferred SpinCo Service Provider as of the Distribution Time and thereafter ceases to be an employee or independent contractor of the SpinCo Group following the Distribution Time.

(x) “Inactive Employees” means any Offer Employee who is on (a) short-term disability or medical leave, (b) long-term disability, (c) leave under the Family Medical Leave Act of 1993 or a similar state or local law, (d) military leave, or (e) any other leave of absence, including temporary leave for purposes of jury or military duty, maternity or paternity leave or approved personal leave.

(y) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 25, 2022, by and among the Company, SpinCo, Parent and Merger Sub.

(z) “Non-parties” shall have the meaning set forth in Section 7.8(b).

(aa) “Offer Employee” shall mean each SpinCo Employee identified on the Census as an “Offer Employee,” as such Census may be updated as permitted pursuant to Section 6.1(h) of the Merger Agreement.

(bb) “Parent” shall have the meaning set forth in the Preamble.

(cc) “Parent Common Stock” means Class A common stock, par value $0.0001 per share, of Parent, and Class B common stock, par value $0.0001 per share, of Parent.

(dd) “Parent Equity Plan” shall have the meaning set forth in Section 4.2.

(ee) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(ff) “Plan Transition Date” shall mean the date that is the earlier to occur of (i) January 1, 2023 or (ii) such earlier or later date as agreed among the Parties.

(gg) “SpinCo” shall have the meaning set forth in the Preamble.

(hh) “SpinCo 401(k) Plan” shall have the meaning set forth in Section 3.3(b).

(ii) “SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to exclusively by any member of the SpinCo Group.

(jj) “SpinCo Employee” shall mean each Business Employee who is not an Acquired Company Employee.

(kk) “SpinCo Group” shall mean SpinCo, Design Reactor and each Person that is a direct or indirect Subsidiary of SpinCo as of the Distribution Time (but after giving effect to the Internal Reorganization), including the Transferred Entities (as defined in the Separation Agreement), and, following the Effective Time, Parent and each Person that becomes a Subsidiary of Parent or SpinCo thereafter, provided, however, that for the avoidance of doubt, no member of the Company Group shall be treated as a member of the SpinCo Group.

(ll) “SpinCo Independent Contractor” shall mean each Business Independent Contractor and each independent contractor currently engaged by the SpinCo Group.

(mm) “SpinCo Service Provider” shall mean a Business Employee, a SpinCo Independent Contractor or a member of the board of directors of SpinCo, in each case, as of immediately prior to the Distribution Time.

(nn) “Separation Agreement” shall have the meaning set forth in the Recitals.

(oo) “Transferred Employees” shall have the meaning set forth in Section 2.2(b).

(pp) “Transferred Independent Contractors” shall have the meaning set forth in Section 2.2(c).

(qq) “Transferred SpinCo Service Providers” shall mean the Transferred Employees, the Transferred Independent Contractors and any other SpinCo Service Providers employed or engaged by the SpinCo Group as of the Distribution Time.

1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to the “Company” shall also be deemed to refer to the applicable member of the Company Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group (including, with respect to periods of time following the Effective Time, Parent), and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by the Company or SpinCo shall be deemed to require the Company, SpinCo or Parent, as the case may be, to cause the applicable members of the Company Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Article II
GENERAL PRINCIPLES

2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the Company Group under this Agreement shall be “Inpixon Retained Liabilities” for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the SpinCo Group under this Agreement shall be “Enterprise Apps Liabilities” for purposes of the Separation Agreement.

2.2 Transfers of Employees and Independent Contractors Generally.

(a) The Company and SpinCo shall mutually update the Census from time to time following the date hereof and, in any event, no later than thirty (30) Business Days (as defined in the Merger Agreement) prior to the Distribution Time, to reflect new hire/engagements, terminations or other personnel changes occurring between the date hereof and the date of such update, as permitted pursuant to Section 6.1(h) of the Merger Agreement, and any such updates shall be provided to the Parent. Seven (7) Business Days prior to the Distribution Time, the Company and SpinCo shall provide Parent with a final updated Census reflecting new hires/engagements, terminations or other personnel changes occurring between the date the last update was provided and the Distribution Time, as permitted pursuant to Section 6.1(h) of the Merger Agreement.

(b) The Company and SpinCo will cooperate to cause each of the SpinCo Employees (other than each SpinCo Employee who is an Offer Employee) to be employed by a member of the SpinCo Group prior to the Distribution Time. The Company shall cooperate in good faith with Parent and its Affiliates to (i) make each Offer Employee reasonably accessible to Parent and its Affiliates to assist in efforts to secure offers of employment with each such Offer Employee and (ii) encourage (without the payment of additional compensation, benefits or other monetary or non-monetary incentives) each Offer Employee to accept an offer of employment with Parent or one of its Affiliates (including, following the Effective Time, SpinCo and the other members of the SpinCo Group). Parent or one of its Affiliates (including, following the Effective Time, SpinCo and the other members of the SpinCo Group) shall offer employment to the Offer Employees upon such terms and conditions of employment as set forth in Section 2.4, commencing at midnight local time on the Closing Date; provided that any Offer Employee who is an Inactive Employee immediately prior to the Closing shall receive an offer of employment in accordance with, and subject to the terms of, this Section 2.2(b) below. The Company shall terminate the employment of all Offer Employees (other than the Inactive Employees) effective as of or immediately prior to the Closing and shall comply with, and hold Parent and its Affiliates harmless from, all legal or contractual requirements arising in connection with or as a result of such terminations of employment. The applicable date on which the each applicable Offer Employee commences employment with Parent or one of its Affiliates, either on or following the Closing Date as set forth in this Section 2.2(b), shall be the “Transfer Date” of such Offer Employee. As of the Distribution Time or, with respect to the Offer Employees, as of the applicable Transfer Date, the Company shall ensure that each SpinCo Employee is released from any post-termination or employment restrictions that would prohibit or restrict such SpinCo Employee from performing their duties for the SpinCo Group following the Distribution Time. All SpinCo Employees (other than the Offer Employees) and Acquired Company Employees who are employed by the SpinCo Group as of the Distribution Time shall continue to be employees of the SpinCo Group immediately after the Distribution Time. All SpinCo Employees (other than the Offer Employees) and Acquired Company Employees who are employed by the SpinCo Group as of the Distribution Time and all Offer Employees who commence employment with Parent or one of its Affiliate’s pursuant to Parent’s or its Affiliate’s offer of employment on the Closing Date (or, with respect to Inactive Employees, such later date contemplated by this Section 2.2(b)) are referred to herein, collectively, as the “Transferred Employees”. Notwithstanding the foregoing, with respect to any Inactive Employee, Parent’s or its Affiliate’s offer of employment shall be contingent on such Inactive Employee’s return to active status within six (6) months following the Closing Date (or such longer period as required by applicable Law). The Company and its Affiliates shall continue to employ and shall remain responsible for any liabilities and obligations related to any Inactive Employee unless and until such individual becomes a Transferred Employee.

(c) The Company and SpinCo will cooperate to cause the engagement of each Business Independent Contractor set forth on Schedule B hereto to be transferred to a member of the SpinCo Group prior to the Distribution Time. As of the Closing, the Company shall ensure that each Business Independent Contractor is released from any engagement with the Company and its Subsidiaries (other than the SpinCo Group), including any restrictions or obligations that would prohibit or restrict such Person from performing such Person’s work for the SpinCo Group following the Distribution Time. All SpinCo Independent Contractors who are engaged by the SpinCo Group as of the Distribution Time shall continue to be engaged by the SpinCo Group immediately after the Distribution Time and are referred to herein as the “Transferred Independent Contractors”.

(d) The Company Group and SpinCo Group agree to execute, and to seek to have the applicable SpinCo Service Providers execute, such documentation, if any, as may be necessary to reflect the transfers or assignments, as applicable, described in this Section 2.2.

2.3 Assumption and Retention of Liabilities Generally.

(a) Except as otherwise provided by this Agreement, on or prior to the Distribution Time, but in any case prior to the Distribution, or, with respect to each Offer Employee, on the applicable Transfer Date, SpinCo and the applicable members of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an Enterprise Apps Liability), regardless of when or where such Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Distribution Time or, with respect to each Offer Employee, on the applicable Transfer Date, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, employees, former employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of applicable Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective directors, officers, employees, former employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Transferred SpinCo Service Providers after the Distribution Time, without regard to when such wages, salaries or other employee compensation or benefits are or may have been awarded or earned, provided that in no event shall SpinCo or SpinCo Group be liable for any equity or equity-related award that was granted to, accrued for, earned by or payable to a Transferred SpinCo Service Provider with respect to any period on or prior to the Distribution Time or any transaction bonus or other incentive compensation amounts that may be granted to accrued for, earned by or payable to a Transferred SpinCo Service Provider as a result of the consummation of the transactions contemplated by the Merger Agreement;

(ii) any and all Liabilities whatsoever with respect to claims under a SpinCo Benefit Plan, taking into account the SpinCo Benefit Plan’s assumption of Liabilities with respect to Transferred SpinCo Service Providers that were originally the Liabilities of the corresponding Company Benefit Plan with respect to periods prior to the Distribution Time; and

(iii) any and all Liabilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement.

(b) Except as otherwise provided by this Agreement, on or prior to the Distribution Time, but in any case prior to the Distribution, the Company and certain members of the Company Group designated by the Company shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Inpixon Retained Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, employees, former employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of applicable Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective directors, officers, employees, former employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Company Employees, Company Independent Contractors, Former Company Service Providers, and any SpinCo Service Providers who do not become Transferred SpinCo Service Providers, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a Company Benefit Plan, taking into account a corresponding SpinCo Benefit Plan’s assumption of Liabilities with respect to Transferred Employees that were originally the Liabilities of such Company Benefit Plan with respect to periods prior to the Distribution Time; provided that, the Company and the Company Group shall be liable for all equity or equity-related awards, that were granted to, accrued for, earned by or payable to a Transferred SpinCo Service Provider with respect to any period on or prior to the Distribution Time and any transaction bonus or other incentive compensation amounts that may be granted to accrued for, earned by or payable to a Transferred SpinCo Service Provider as a result of the consummation of the transactions contemplated by the Merger Agreement (“Transaction Bonuses”);

(iii) any and all Liabilities with respect to any Company Employees, Company Independent Contractors, Former Company Service Providers, and any SpinCo Service Providers who do not become Transferred SpinCo Service Providers; and

(iv) any and all Liabilities expressly assumed or retained by any member of the Company Group pursuant to this Agreement.

(c) To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

(d) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Parties or any of its Affiliates.

(e) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement.

2.4 Treatment of Compensation and Benefit Plans; Terms of Employment. Except as otherwise (i) required by applicable Law, or (ii) expressly provided for in this Agreement, for a period of twelve (12) months following the Distribution Time (or if shorter, during the period of employment), SpinCo shall, or shall cause a member of the SpinCo Group to provide or cause to be provided to each SpinCo Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such SpinCo Employee immediately prior to the Distribution Time, (B) subject to Section 5.1, a cash incentive or sales commission opportunity no less favorable than the cash incentive or sales commission opportunity in effect for such SpinCo Employee, if any, immediately prior to the Distribution Time, (C) health, welfare and retirement benefits that are substantially similar in the aggregate to those provided to such SpinCo Employee immediately prior to the Distribution Time, and (D) severance benefits (including severance payments, transition payments and continued health coverage but excluding any equity or equity-related payments or benefits) that are substantially similar to those provided to such SpinCo Employee immediately prior to the Distribution Time.

2.5 Participation in Company Benefit Plans. Except as otherwise provided pursuant to this Agreement or as required by Applicable Law, effective no later than the Plan Transition Date, (i) SpinCo and each member of the SpinCo Group, to the extent applicable, shall cease to be a participating company in any Company Benefit Plan and (ii) each then active SpinCo Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Company Benefit Plan (except to the extent of previously accrued obligations that remain a Liability of any member of the Company Group pursuant to this Agreement).

2.6 Service Recognition.

(a) From and after the Distribution Time, and in addition to any applicable obligations under applicable Law, SpinCo shall, and shall cause each member of the SpinCo Group to, give each SpinCo Employee full credit for purposes of eligibility, vesting, and determination of level of benefits (other than with respect to any equity or equity-related compensation, defined benefit pension benefits or post-termination health or welfare benefits) under any SpinCo Benefit Plan for such SpinCo Employee’s prior service with any member of the Company Group or SpinCo Group or any predecessor thereto, to the same extent such service was recognized by the applicable Company Benefit Plan; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Law, effective as of the Plan Transition Date with respect to any applicable SpinCo Benefit Plan that is a health or welfare benefit plan: (i) SpinCo shall use commercially reasonable efforts to waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each SpinCo Employee under any SpinCo Benefit Plan in which SpinCo Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Company Benefit Plan, and (ii) SpinCo shall use commercially reasonable efforts to provide or cause each SpinCo Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the SpinCo Employees become eligible to participate in the SpinCo Benefit Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

2.7 Assignment of Restrictive Covenants. The Company hereby assigns to the SpinCo Group, as of the Distribution Time, the rights of the Company Group under any nondisclosure, noncompetition, non-solicitation, no-hire, non-disparagement, intellectual property assignment or similar agreement between the Company or its Subsidiaries (other than any member of the SpinCo Group), on the one hand, and any Transferred Service Provider, on the other hand, to the extent that such agreement relates to the Enterprise Apps Business.

2.8 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

2.9 Communication. Any written or oral communications proposed to be delivered to Business Employees regarding such Business Employees’ level of (or rights with respect to) continued employment or benefits or compensation at or after the Distribution Time, in connection with such Business Employees’ rights and obligations contained in this Agreement (if any), or otherwise respecting any changes or potential changes in employee benefit plans, practices or procedures that may or will occur in connection with or following the transactions contemplated by the Merger Agreement shall be subject to the review and prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

2.10 No Termination; No Change in Control. No Company Employee or SpinCo Employee shall be deemed to (a) terminate employment or service solely by virtue of the consummation of the Distribution, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement, the Merger Agreement, or any Ancillary Agreement, or (b) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Plan, the Company Equity Plans, any Company Individual Agreement or any other compensatory agreement or arrangement maintained by the Company or SpinCo or otherwise, in connection with any of the foregoing. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement, the Merger Agreement, or this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, the Company Equity Plans, any Company Individual Agreement or any other compensatory agreement or arrangement maintained by the Company or SpinCo.

Article III
CERTAIN BENEFIT PLAN PROVISIONS

3.1 Health and Welfare Benefit Plans.

(a)(i) Effective as of the Plan Transition Date, the Company shall or shall cause a member of the Company Group to cause the participation of each then-active SpinCo Employee who is a participant in a Company Benefit Plan to cease; provided, however, that in no event shall the foregoing require the termination or cessation of any Benefit Plan of any Transferred Entities to the extent that such Transferred Entity may retain such Benefit Plans in effect for the benefit of SpinCo Employees and (ii) SpinCo shall or shall cause a member of the SpinCo Group to (A) have in effect, no later than the Business Day immediately prior to the Plan Transition Date, SpinCo Benefit Plans providing health and welfare benefits for the benefit of each such SpinCo Employee with terms that are substantially similar in the aggregate to those provided to the applicable SpinCo Employee under the Company Benefit Plans immediately prior to the date on which such SpinCo Benefit Plans become effective; and (B) effective on and after the Plan Transition Date, fully perform, pay and discharge all claims of SpinCo Employees or Former SpinCo Service Providers, for claims incurred under such SpinCo Benefit Plans and pay or reimburse the Company for any claims incurred under any Company Benefit Plan that is a health or welfare plan (to the extent not fully covered by insurance) on or prior to the date on which such SpinCo Benefit Plans become effective, that remain unpaid as of the date on which such SpinCo Benefit Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date.

(a) Without duplication of amounts otherwise already covered in this Agreement or the Transition Services Agreement, the applicable member of the SpinCo Group shall reimburse the Company or the applicable Company Benefit Plan in the ordinary course of business consistent with past practice for any premiums and its proportionate share of any administrative or services costs related to SpinCo Employees or Former SpinCo Service Providers solely with respect to any period prior to the Plan Transition Date paid by a Company Benefit Plan (whether prior to or after the Distribution Time) and not charged back to the appropriate and applicable member of the SpinCo Group prior to the Plan Transition Date.

(b) Notwithstanding anything to the contrary in this Section 3.1, SpinCo Employees will continue to be considered to be “participants” in any Company Benefit Plan that is either a health care flexible spending account program or a dependent-care flexible spending account program for the duration of any grace period and/or claims run-out period following the calendar year in which the Plan Transition Date occurs (in either case, solely as provided under the terms of such Company Benefit Plans), provided that such SpinCo Employees will be considered to be participants solely for purposes of utilizing such grace period and/or claims run-out period; will not be allowed to make any deferral or contribution elections under such Company Benefit Plans beyond the Plan Transition Date; and will cease to be participants in such Company Benefit Plans upon the expiration of any grace period and/or claims run-out period.

3.2 Disability.

(a) To the extent any Transferred Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of a Company Benefit Plan, such Transferred Employee’s rights to continued short-term disability benefits (a) will end under any Company Benefit Plan as of the Plan Transition Date; and (b) all remaining rights will be recognized under a SpinCo Benefit Plan as of the Plan Transition Date, and the remainder (if any) of such Transferred Employee’s short-term disability benefits will be paid by a SpinCo Benefit Plan. In the event that any Transferred Employee described above shall have any dispute with the short-term disability benefits they are receiving under a SpinCo Benefit Plan, any and all appeal rights of such employees shall be realized through the SpinCo Benefit Plan (and any appeal rights such Transferred Employee may have under any Company Benefit Plan will be limited to benefits received and time periods occurring prior to the Plan Transition Date). Any Transferred Employee or Former SpinCo Service Provider who is receiving short-term disability benefits under a Company Benefit Plan as of the Plan Transition Date and thereafter becomes entitled to long-term disability benefits upon the expiration of such short-term disability period (whether under a Company Benefit Plan or SpinCo Benefit Plan), shall be provided long-term disability benefits under the long-term disability plan which is a Company Benefit Plan.

(b) For any Business Employee who is, as of the Distribution Time, receiving payments as part of any long-term disability program that is part of a Company Benefit Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Distribution Time, to the extent such Business Employee may have any “return to work” rights under the terms of such Company Benefit Plan, such Business Employee’s eligibility for re-employment shall be with SpinCo or a member of the SpinCo Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by SpinCo or the applicable member of the SpinCo Group), provided however that, notwithstanding the foregoing, no Business Employee described in this subsection will be eligible for re-employment as described in this subsection after the six (6) month anniversary of the Distribution Time (or such longer period as required by applicable Law).

3.3 401(k) Plans.

(a) From the Distribution Time and continuing until the 401(k) Plan Transition Date, SpinCo shall be an “adopting employer” (as defined in the Company 401(k) Plan) and the Company 401(k) Plan shall provide for the SpinCo Group to continue to participate in the Company 401(k) Plan for the benefit of SpinCo Employees, and the Company consents to such adoption and maintenance, in accordance with the terms of the Company 401(k) Plan.

(b) Effective no later than the 401(k) Plan Transition Date, (i) SpinCo shall establish a defined contribution savings plan and related trust that satisfies the requirements of Sections 401(a) and 401(k) of the Code in which each SpinCo Employee who participated in the Company 401(k) Plan immediately prior thereto shall be immediately eligible to participate (the “SpinCo 401(k) Plan”), with terms that are substantially similar to those provided to such SpinCo Employees by the Company 401(k) Plan immediately prior to the date on which such SpinCo 401(k) Plan become effective, (ii) the Company shall or shall cause a member of the Company Group to cause the active participation of each SpinCo Employee who is a participant in the Company 401(k) Plan to cease as of the date on which the SpinCo 401(k) Plan becomes effective, and (iii) as soon as practicable after the SpinCo 401(k) Plan becomes effective, subject to the consent of the SpinCo 401(k) Plan administrator and reasonable proof of qualification of the Company 401(k) Plan, the Company shall cause the accounts (including any outstanding participant loan balances) in the Company 401(k) Plan attributable to SpinCo Employees and all of the assets in the Company 401(k) Plan related thereto to be transferred to the SpinCo 401(k) Plan pursuant to a trustee-to-trustee transfer that meets the requirements of Section 414(l) of the Code.

(c)The Company shall retain all accounts and all assets and Liabilities relating to the Company 401(k) Plan in respect of each Former SpinCo Service Provider whose employment terminated prior to the 401(k) Plan Transition Date.

3.4 Chargeback of Certain Costs. Without duplication of amounts otherwise already covered in this Agreement or the Transition Services Agreement, nothing contained in this Agreement shall limit the Company’s ability to charge back any Liabilities that it incurs in respect of any SpinCo Service Provider under a Company Benefit Plan which is a retirement plan or health or welfare benefit plan to any of its operating companies in the ordinary course of business consistent with its past practices. Subject, and in addition, to the foregoing, the Company shall allocate and charge back to SpinCo or a member of the SpinCo Group (without duplication) its proportionate share of Liabilities (other than those arising from the Company’s or its agent’s gross misconduct or negligence) that the Company incurs by reason of the continued participation of SpinCo Employees, SpinCo Independent Contractors and Former SpinCo Service Providers in such Company Benefit Plans following the Distribution Time (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(d) of this Agreement).

Article IV
EQUITY INCENTIVE AWARDS

4.1 Company Equity Plans; Company Equity Awards. Notwithstanding anything to the contrary herein, the Company shall retain all liabilities related to stock options and other equity or equity-related awards of the Company granted to any SpinCo Service Provider or Company Service Provider under the Company Equity Plans or otherwise, which shall at all times constitute an Inpixon Retained Liability.

4.2 Parent Equity Plan. Prior to the Effective Time, Parent shall approve and adopt, subject to receipt of Acquiror Stockholder Approval, an incentive equity plan (the “Parent Equity Plan”); in form and substance reasonably acceptable to the Company and SpinCo in consultation with Parent, and effective as of the Effective Time. The Parent Equity Plan will provide for the grant of awards of Parent Common Stock with a reserve of shares equal to 35% of the total pool of shares available for issuance under the Parent Equity Plan within six (6) months after the Effective Time for the purpose of granting such awards to Transferred SpinCo Service Providers (in such individual amounts and with such vesting schedules as determined by the Compensation Committee of the Board of Directors of Parent).

Article V
ADDITIONAL MATTERS

5.1 Cash Incentive Programs. SpinCo shall assume all Liabilities with respect to all cash incentive compensation, commissions or similar cash payments earned by or payable to SpinCo Employees in the year in which the Distribution Time occurs and thereafter. The Company shall retain all Liabilities with respect to any cash incentive compensation, commissions or similar cash payments earned by or payable to Company Employees for the year in which the Distribution Time occurs and thereafter and any Transaction Bonuses.

5.2 Severance. SpinCo shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Transferred Employee’s employment that occurs after the Distribution Time, including as a result of, in connection with or following the consummation of the transactions contemplated by the Separation Agreement or Merger Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.3 Time-Off Benefits. Unless otherwise required under applicable Law (or as would result in duplication of benefits), SpinCo shall (i) credit each SpinCo Employee who becomes a Transferred Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such SpinCo Employee had with the Company Group as of immediately before the date on which the employment of the SpinCo Employee transfers to SpinCo and (ii) permit each such SpinCo Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in accordance with the terms and conditions of Parent’s applicable policies. All such Liabilities shall be included in the definition of “Enterprise Apps Liabilities”.

5.4 Workers’ Compensation Liabilities. Effective no later than the Distribution Time, SpinCo shall assume all Liabilities for Transferred SpinCo Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Distribution Time but not reported until after the Distribution Time), and SpinCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if SpinCo is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, the Company shall retain such Liabilities and SpinCo shall reimburse and otherwise fully indemnify the Company for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

5.5 COBRA Compliance. The Company shall retain responsibility for compliance with the health care continuation requirements of COBRA with respect to SpinCo Employees or Former SpinCo Service Providers who, on or prior to the Plan Transition Date, were covered under a Company Benefit Plan and who had incurred a COBRA qualifying event and were eligible to elect COBRA under a Company Benefit Plan on or prior to the Plan Transition Date. SpinCo shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the SpinCo Benefit Plans with respect to SpinCo Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage at any time after the Plan Transition Date.

5.6 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

5.7 Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat SpinCo or a member of the SpinCo Group as a “successor employer” and the Company (or the appropriate member of the Company Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to SpinCo Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent reasonably practicable, the filing of more than one IRS Form W-2 with respect to each SpinCo Employee for the calendar year in which the Distribution Time occurs.

5.8 Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, the Company shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Distribution Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which the Company shall provide data and information (to the extent permitted by applicable Laws) to SpinCo, which shall be responsible for making such filings in respect of SpinCo Employees.

5.9 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if applicable Law requires that any assets or Liabilities be retained by the Company Group or transferred to or assumed by the SpinCo Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such applicable Law and shall not be made as otherwise set forth in this Agreement and the Parties shall reasonably cooperate to adjust for any related economic consequences.

Article VI
OBLIGATIONS OF PARENT AND MERGER SUB

6.1 Obligations of Parent. Following the Effective Time, Parent agrees to cause, and to take all actions to enable, SpinCo and the members of the SpinCo Group to adhere to each provision of this Agreement which requires an act on the part of SpinCo or any member of the SpinCo Group or any of its or their Affiliates, and to cause or enable SpinCo and the SpinCo Group to comply with their obligations to provide or establish compensation or benefits to SpinCo Service Providers in accordance with this Agreement pursuant to a Benefit Plan sponsored or maintained by Parent or any of its Subsidiaries.

Article VII
GENERAL AND ADMINISTRATIVE

7.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Company Benefit Plan or SpinCo Benefit Plan or to prohibit any member of the Company Group or SpinCo Group, as the case may be, from amending, modifying or terminating any Company Benefit Plan or SpinCo Benefit Plan at any time within its sole discretion.

7.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of the Company, SpinCo or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

7.3 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

7.4 Access to Employees. On and after the Distribution Time, the Parties shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action among the Parties) to which any employee or director of the Company Group or the SpinCo Group or any Company Benefit Plan or SpinCo Benefit Plan is a party and which relates to a Company Benefit Plan or SpinCo Benefit Plan. The Party to whom an employee is made available in accordance with this Section 7.4 shall pay or reimburse the other Parties for all reasonable expenses which are incurred by such other Party in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

7.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement or any agreement between SpinCo and the provider of its applicable Benefit Plan, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to SpinCo Employees under Company Benefit Plan shall be transferred to and be in full force and effect under the corresponding SpinCo Benefit Plan until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant SpinCo Employee.

7.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any SpinCo Employee or other current or former employee, officer, director or contractor of the Company Group or SpinCo Group, other than the Parties and their respective successors and assigns.

7.7 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to SpinCo Employees, Former SpinCo Service Providers and employees and other service providers of the Company, as applicable, including with respect to the provision of employee level information necessary for the other Parties to manage, administer, finance and file required reports with respect to such administration.

7.8 Audit Rights With Respect to Information Provided.

(a) Each Party, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Parties under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 7.8. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein.

The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty (30) Business Days after receiving such draft.

(b) The Auditing Party’s audit rights under this Section 7.8 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Parties to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

7.9 Cooperation.  Each of the Parties hereto will use its commercially reasonable efforts to share information and promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

Article VIII
MISCELLANEOUS

8.1 Entire Agreement. This Agreement, the Separation Agreement, the Merger Agreement, and the Ancillary Agreements, including the Exhibits and Schedules thereto, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

8.2 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

8.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Time and Effective Time and remain in full force and effect in accordance with their applicable terms.

8.4 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

To the Company:

Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, California 94303
Attention:	Nadir Ali, Chief Executive Officer
Email:	nadir.ali@inpixon.com

With a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP
437 Madison Ave., 25th Floor
New York, New York 10022
Attention:	Blake J. Baron
Email:	bjb@msk.com

To SpinCo:

CXApp Holding Corp.
2479 E. Bayshore Road, Suite 195
Palo Alto, California 94303
Attention:	Nadir Ali, Chief Executive Officer
Email:	nadir.ali@inpixon.com

With a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP
437 Madison Ave., 25th Floor
New York, New York 10022
Attention:	Blake J. Baron
Email:	bjb@msk.com

To Parent or Merger Sub:

KINS Technology Group Inc.
Four Palo Alto Square, Suite 200
3000 El Camino Real
Palo Alto, California 94306
Attention:	Khurram Sheikh, Chief Executive Officer
Email:	khurram@kins-tech.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, California 94301
Attention:	Michael Mies
Email:	michael.mies@skadden.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

8.5 Consents. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

8.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, and subject to any restrictions on assignment by SpinCo pursuant to Article IV of the Tax Matters Agreement, this Agreement shall be assignable to (i) with respect to the Company, an Affiliate of the Company, and with respect to SpinCo, and Affiliate of SpinCo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 8.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

8.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

8.8 Termination and Amendment. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement.  This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Merger Agreement, and no Party will have any further obligations to the other Parties hereunder.

8.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

8.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.11 Governing Law. Except to the extent that federal law applies, this Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Chosen Courts. By executing and delivering this Agreement, each of the Parties irrevocably: (a) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement; (b) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 8.11 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (c) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (d) agrees that it will not bring any Action contemplated by this Section 8.11 in any court other than the Chosen Courts; (e) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8.4 or in any other manner permitted by Law; and (f) agrees that service as provided in the preceding clause (e) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

8.12 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.13 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

8.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

8.15 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

8.16 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.17 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities among the Parties and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of any Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

INPIXON

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	CEO

CXAPP HOLDING CORP.

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

KINS TECHNOLOGY GROUP INC.

By:	/s/ Khurram Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chief Executive Officer

KINS MERGER SUB INC.

By:	/s/ Khurram Sheikh
	Name:	Khurram P. Sheikh
	Title:	Director

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